Exhibit 99.1

PRESS RELEASE RSH-2009-016

RadioShack Increases Share Repurchase Program by $200 Million

Fort Worth, Texas, Aug. 20, 2009 — RadioShack Corporation today announced that its Board of Directors has approved the repurchase of an additional $200 million of RadioShack’s common stock under its existing share repurchase program. With the addition of the $200 million approval, RadioShack has authority to purchase a total of approximately $290 million of RadioShack’s common stock under the existing share repurchase program.

The increase in the authorization does not have an expiration date and purchases under the authorization are anticipated to be made from time to time.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation’s most experienced and trusted consumer electronics specialty retailers, offering innovative products and services from leading brands. Our knowledgeable, helpful sales associates are committed to enhancing the in-store shopping experience by listening to our customers, offering advice, and partnering with them to find the best technology solutions that fit their needs. Operating from convenient and accessible neighborhood and mall locations, the company has approximately 4,450 company-operated stores; almost 1,400 dealer outlets; nearly 600 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico. For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”), and those statements are intended to be subject to the protection of the safe harbor for forward looking statements in the Act. These forward-looking statements reflect management’s current views and projections regarding future economic conditions, retail industry environments and company performance. Certain important factors could cause actual results to differ materially from those in the forward looking statements. These factors include, but are not limited to, sales performance, economic conditions, unemployment rates, product demand, consumer spending, expense levels, availability and cost of capital, legal and regulatory changes, competitive activity, interest rates, the value of the U.S. dollar and other currencies, pandemics, acts of terrorism, war, changes in the company’s financial condition, availability of products, theft, transmission or unauthorized disclosure of customer, employee or company information, and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

Investor Contact:	Media Contact:
Martin O. Moad	Wendy Dominguez
Vice President and Controller	Media Relations
(817)415-2383	(817)415-3300
Investor.Relations@RadioShack.com	Media.Relations@RadioShack.com